Exhibit 10.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This First Amendment (“First Amendment”) to the Employment Agreement dated July 31, 2009 by and between TIME WARNER CABLE INC. and GLENN A. BRITT (the “Employment Agreement”) is made effective as of July 27, 2011.

Each of the parties hereto, intending to be legally bound, hereby agrees that the Employment Agreement shall be amended as follows:

1.        The second paragraph of the Employment Agreement shall be amended by replacing the date “December 31, 2012” with the date “December 31, 2013.”

2.        Section 2.1 shall be amended by replacing the phrase “and President” with the phrase “and, for the period before December 14, 2010, President.”

3.        Section 3.3.2 shall be amended by adding the following at the end thereof:

“Notwithstanding the foregoing, beginning with calendar year 2012, $7,500,000 in the preceding sentence shall be replaced with $8,500,000.”

4.         Section 4.4 shall be amended by replacing the fourth and fifth sentences with the following:

“In the event of your resignation or retirement pursuant to this Section 4.4 prior to the Term Date, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, as provided for in this Section 4.4 and any Bonus for any year prior to the year in which such termination occurs that has been determined by the Compensation Committee but not yet paid as of the date of such termination (other than to the extent any such Base Salary and Bonus may be repayable under the provisions of Section 11.7), (ii) if such resignation or retirement is on or after January 1, 2013 and you obtain the express approval of the Board of such resignation or retirement, to pay (x) any Bonus for any year prior to the year in which such termination occurred that has not yet been paid and the amount of which has not been determined by the Compensation Committee, subject to the actual achievement of the performance criteria established under the Bonus Plan for the applicable year, and subject also to exercise by the Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year, is not less than the Average Percentage and (y) a pro rata portion of your Bonus for the year of termination through the Effective Date of Termination, subject to the actual achievement of the performance criteria established under the Bonus Plan for such year, and subject also to exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year of termination, is not less than the Average Percentage (as defined above in Section 4.2.1), but in no event shall such pro rata bonus exceed a pro rata portion of the maximum Bonus provided for under Section 3.2 of this Agreement, (iii) with respect to any rights you have pursuant to any insurance or benefit or incentive plans or arrangements of the Company, and (iv) your rights to indemnification under Section 3.5 or any other agreement or arrangement of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year of resignation or retirement if such resignation or retirement occurs before January 1, 2013 or on or after January 1, 2013 but before the Term Date without the express approval of the Board. The payment of your pro rata Bonus or any Bonus for a year prior to the year of termination pursuant to this Section 4.4 shall be paid to you at the times set forth in Section 4.6.”

5.        Section 11.1 shall be amended by adding the following at the end thereof:

“Any legal action or proceeding with respect to this Agreement that is not resolved in arbitration pursuant to Section 11.8 shall be adjudicated in a court located in New York, New York, and the parties irrevocably consent to the personal jurisdiction and venue of such court.”

6.        Section 11.7.1 shall be amended by adding the phrase “located in New York, New York” immediately after the phrase “by any court.”

7.        Section 11.7.3 shall be amended to read as follows:

“Other Forfeitures of Compensation.  You hereby acknowledge and agree that you are subject to Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and that pursuant thereto you may under certain circumstances be obligated to pay back to the Company certain amounts previously received by you. In addition, in connection with any grant, payment or settlement made on your behalf (i.e., in connection with any incentive and/or performance based compensation), based in whole or in part on the financial performance criteria of the Company, or any division thereof, that are subsequently determined by the Board or a committee thereof to be materially incorrect as a result of the Company filing an adverse restatement of earnings, you hereby agree that you shall pay back to the Company upon request of the Board, the Board’s audit committee, or a committee of independent Board members, within sixty (60) days of written demand, amounts previously received by you as bonuses or other incentive or equity compensation, equal to the amount by which your compensation would have been reduced had the earnings been stated correctly and the performance criteria been correctly applied; it being understood that you shall retain any such remaining compensation attributable to the correct application of such performance criteria. Your repayment obligation under this Section 11.7.3 shall apply only to bonuses or other incentive or equity compensation proceeds actually received by you during the three year period following the last day of the fiscal year of the financial statements restated by the Company; provided that, such repayment obligation shall not apply if the adverse restatement is filed by the Company more than three years after the last day of the fiscal year of the restated financial statements. Notwithstanding anything herein to the contrary, no amount shall be repaid by you more than once under Section 11.7.2 and this Section 11.7.3. If, as a result of any determination hereunder, the Board or a committee thereof determines that additional amounts may be due you and other executives, based on the correct application of such performance criteria, such amounts shall be paid to you in the calendar year in which such determination occurs, without regard to the three-year limitation period referenced above.”

8.        Section 11.7.4 shall be amended by replacing the first sentence with the following:

“Except to the extent required under the Sarbanes-Oxley Act or The Dodd-Frank Wall Street Reform Act and Consumer Protection Act, repayments to the Company of amounts previously paid to you or of gain realized by you in connection with any option or equity award, as may be provided for in Sections 11.7.2, 11.7.3, and 11.7.5 and Annex C, shall be reduced by the Net Tax Cost of amounts of previously paid compensation and/or gain.”

9.        Section 11.7.5 shall be added to read as follows:

“11.7.5.  Other Incentive Compensation Repayments. You agree that, as an executive officer subject to the incentive compensation repayment requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, you will enter into an amendment to this Section or a separate written agreement with the Company to comply with the Act and any regulations thereunder if required by the Act or any regulations thereunder.”

Except as expressly provided in this First Amendment, all other provisions of the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed effective as of the date first written above.

TIME WARNER CABLE INC.

By:	/s/ Tomas Mathews	7/27/2011
	Tomas Mathews Executive Vice President, Human Resources	Date

Agreed and Accepted:

EXECUTIVE

By:	/s/ Glenn A. Britt	7/26/11
	Glenn A. Britt	Date

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